   AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 11, 2003



                                                     REGISTRATION NO. 333-110902

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                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------

                               AMENDMENT NO. 1 TO

                                    FORM S-3
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                             HEALTH CARE REIT, INC.
             (Exact Name of Registrant as Specified in its Charter)

                         DELAWARE                                                    34-1096634
     (State or Other Jurisdiction of Incorporation or                  (I.R.S. Employer Identification Number)
                        Organization)

                                  ONE SEAGATE
                                   SUITE 1500
                               TOLEDO, OHIO 43604
                                 (419) 247-2800
  (Address, Including Zip Code, and Telephone Number, Including Area Code, of
                   Registrant's Principal Executive Offices)

                               GEORGE L. CHAPMAN
               CHAIRMAN OF THE BOARD AND CHIEF EXECUTIVE OFFICER
                             HEALTH CARE REIT, INC.
                            ONE SEAGATE, SUITE 1500
                               TOLEDO, OHIO 43604
                                 (419) 247-2800
 (Name, Address, Including Zip Code, and Telephone Number, Including Area Code,
                             of Agent for Service)

                                    COPY TO:

                         MARY ELLEN PISANELLI, ESQUIRE
                         SHUMAKER, LOOP & KENDRICK, LLP
                            NORTH COURTHOUSE SQUARE
                                  1000 JACKSON
                               TOLEDO, OHIO 43624
                                 (419) 241-9000

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: From time to time after the effective date of this registration statement as determined by market conditions.

    If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration number of the earlier registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]

                        CALCULATION OF REGISTRATION FEE

---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------
                                                                     PROPOSED MAXIMUM     PROPOSED MAXIMUM
               TITLE OF SHARES                       AMOUNT           OFFERING PRICE         AGGREGATE            AMOUNT OF
              TO BE REGISTERED                  TO BE REGISTERED       PER SHARE(1)        OFFERING PRICE    REGISTRATION FEE(2)
---------------------------------------------------------------------------------------------------------------------------------
Common Stock, $1.00 par value(3).............      6,314,213             $34.475          $217,682,493.18         $17,610.51
---------------------------------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------------------------------

(1) Estimated solely for purposes of calculating the registration fee based upon the average of the high and low prices reported for the shares of the common stock on the New York Stock Exchange on November 25, 2003, pursuant to Rule 457(c).

(2) Calculated pursuant to Rule 457(o) under the Securities Act. On April 29, 2003, Health Care REIT, Inc. registered 2,331,397 shares of common stock pursuant to a registration statement filed on Form S-3 (File No. 333-104831) and paid a registration fee of $5,394.25. As of the date of this registration statement, 314,213 of those shares remain unsold. Pursuant to Rule 457(p) under the Securities Act, Registrant may calculate the aggregate amount of the filing fee associated with the unsold shares and offset such amount against the filing fee due for this registration statement. The amount of the offset is $727.00 resulting in a net fee payable herewith of $16,883.51.

(3) This registration statement also covers Preferred Stock Purchase Rights under the Registrant's Preferred Stock Purchase Rights Plan, which are attached to and tradeable only with the shares of common stock registered hereby. No registration fees are required for such shares and such rights because they will be issued for no additional consideration.

    Pursuant to Rule 429 under the Securities Act of 1933, the prospectus included herein is a combined prospectus and relates to 314,213 shares of common stock registered under the registration statement on Form S-3 (File No. 333-104831), which have not been sold. In the event any of such previously registered common stock is offered prior to the effective date of this registration statement, it will not be included in any prospectus hereunder. The amount of common stock being registered hereunder represents the maximum amount of common stock which is expected to be offered for sale.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.

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--------------------------------------------------------------------------------

PROSPECTUS

                             HEALTH CARE REIT, INC.

                   AMENDED AND RESTATED DIVIDEND REINVESTMENT
                            AND STOCK PURCHASE PLAN

               6,314,213 SHARES OF COMMON STOCK, $1.00 PAR VALUE

     With this prospectus, we are offering you the opportunity to participate in our Amended and Restated Dividend Reinvestment and Stock Purchase Plan (the "Plan"). The Plan allows our existing stockholders to increase their holdings of our common stock and gives new investors an opportunity to make an initial investment in our common stock.

                                PLAN HIGHLIGHTS

     - If you are an existing stockholder, you may purchase additional shares of our common stock by reinvesting all or a portion of the dividends paid on your shares of common stock and by making optional cash payments of not less than $50 up to a maximum of $5,000 per month. In some instances, we may permit optional cash payments in excess of this maximum if we approve your request for waiver.

     - If you are a new investor, you may join the Plan by making an initial investment of not less than $1,000 up to a maximum of $5,000. In some instances, we may permit initial investments in excess of this maximum if we approve your request for waiver.

     - Regardless of whether you are an existing stockholder or a new investor, you may purchase shares of our common stock at a discount ranging from 0% to 5% (set at 4% until December 31, 2003 and at 2% beginning January 1,
       2004) without paying any service fees, brokerage trading fees or other charges. We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. If we approve your request for waiver, we may offer you a discount ranging from 0% to 5%.

     - Once you enroll in the Plan, you may authorize electronic deductions from your bank account for optional cash payments.

     Your participation in the Plan is voluntary and you may terminate your account at any time. If you elect not to participate in the dividend reinvestment portion of the Plan, you will receive dividends, if and when declared by our board of directors, by check or automatic deposit to a bank account that you designate.

     Investing in our shares of common stock involves risks. You should consider certain risk factors before enrolling in the Plan. See "Risk Factors" and "Cautionary Statement Concerning Forward-Looking Statements" on pages 3 and 4 of this prospectus for more information. We suggest you retain this prospectus for future reference.

     Our shares of common stock are listed on the New York Stock Exchange under the symbol "HCN." On December 2, 2003, the last reported sales price of our common stock on the New York Stock Exchange was $34.84 per share. Our executive offices are located at One SeaGate, Suite 1500, Toledo, Ohio 43604, telephone number: 419-247-2800, facsimile: 419-247-2826, and Web site: www.hcreit.com.

     The information in this prospectus is not complete and may be changed. We may not sell these shares until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these shares and it is not soliciting an offer to buy these shares in any state where the offer or sale is not permitted.

          NEITHER THE SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES
          OR PASSED UPON THE ADEQUACY OR ACCURACY OF THIS PROSPECTUS.
           ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.
                             ---------------------

               The date of this prospectus is December 11, 2003.

                               TABLE OF CONTENTS

RISK FACTORS................................................    3
CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING
  STATEMENTS................................................    3
ABOUT THIS PROSPECTUS.......................................    4
WHERE YOU CAN FIND ADDITIONAL INFORMATION...................    4
DOCUMENTS INCORPORATED BY REFERENCE.........................    5
THE COMPANY.................................................    6
  The Portfolio.............................................    6
RESTRICTIONS ON TRANSFER OF SECURITIES......................    7
DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
  INCORPORATION AND BY-LAWS.................................    8
  Anti-Takeover Provisions..................................    8
  Limitations on Transactions Involving Us and Our
     Stockholders...........................................    8
THE PLAN....................................................    9
  Description of the Plan...................................    9
  Purpose...................................................   11
  Eligibility of New Investors..............................   11
  Eligibility of Existing Stockholders......................   11
  Administration............................................   12
  Purchases and Pricing of Shares...........................   12
  Participation.............................................   13
  Cost......................................................   13
  Date for Investment of Funds under the Plan...............   14
  Discounts.................................................   14
  Initial Investments by New Investors......................   14
  Optional Cash Payments by Existing Stockholders...........   14
  Use of Multiple Accounts..................................   15
  Optional Cash Payments and Initial Investments in Excess
     of $5,000 - Request for Waiver.........................   15
  Purchases and Pricing of Shares Purchased Pursuant to a
     Request for Waiver.....................................   16
  Number of Shares to be Purchased for the Participant......   17
  Source of Shares Purchased under the Plan.................   17
  Method for Changing Dividend Reinvestment Election........   18
  Withdrawal by Participant.................................   18
  Share Certificates and Safekeeping........................   18
  Reports to Participants...................................   18
  Responsibilities Under the Plan...........................   18
  Interpretation and Regulation of the Plan.................   19
  Suspension, Modification or Termination of the Plan.......   19
  Miscellaneous.............................................   19
LIMITATION OF LIABILITY.....................................   19
USE OF PROCEEDS.............................................   20
FEDERAL INCOME TAX CONSEQUENCES.............................   20
  Tax Consequences of Dividend Reinvestment.................   20
  Tax Consequences of Optional Cash Payments................   21
  Tax Consequences of Dispositions..........................   21
  Backup Withholding and Administrative Expenses............   21
  Our Taxation..............................................   22
PLAN OF DISTRIBUTION........................................   22
LEGAL OPINIONS..............................................   23
EXPERTS.....................................................   23

                                  RISK FACTORS

     Before you decide to participate in the Plan and invest in shares of our common stock, you should be aware of the following material risks in making such an investment. You should consider carefully these risk factors together with all information included or incorporated by reference in this prospectus before you decide to participate in the Plan and purchase shares of common stock. In addition, you should consult your own financial and legal advisors before making an investment.

     You will not know the price of the shares you are purchasing under the Plan at the time you authorize the investment or elect to have your dividends reinvested.

     The price of our shares may fluctuate between the time you decide to purchase shares under the Plan and the time of actual purchase. In addition, during this time period, you may become aware of additional information that might affect your investment decision.

     If you instruct the Administrator to sell shares under the Plan, you will not be able to direct the time or price at which your shares are sold. The price of our shares may decline between the time you decide to sell shares and the time of actual sale.

     If you decide to withdraw from the Plan, the Administrator will continue to hold your shares unless you request a certificate for whole shares credited under the Plan. If you request a certificate, the market price of our shares may decline between the time you decide to withdraw and the time you receive the certificate.

     On May 28, 2003, the President signed into law legislation that, for individual taxpayers, will generally reduce the tax rate on corporate dividends to a maximum of 15% for tax years from 2003 to 2008. The dividends of a real estate investment trust ("REIT") generally will not qualify for this reduced tax rate because a REIT's income generally is not subject to corporate level tax. This new law could cause stock in non-REIT corporations to be a more attractive investment to individual investors than stock in REITs and could have an adverse effect on the market price of our equity securities.

     Other important factors are identified in our Annual Report on Form 10-K for the year ended December 31, 2002, and our Quarterly Report on Form 10-Q for the quarter ended September 30, 2003, which are incorporated by reference into this prospectus, and may be identified in documents filed by us with the SEC after the date hereof that are incorporated by reference into this prospectus, including factors identified under the headings "Business" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

           CAUTIONARY STATEMENT CONCERNING FORWARD-LOOKING STATEMENTS

     We have made or incorporated by reference in this prospectus statements that constitute "forward-looking statements" as that term is defined in the federal securities laws. These forward-looking statements may concern:

     - the possible expansion of our portfolio;

     - the performance of our operators and properties;

     - our ability to enter into agreements with new viable tenants for properties which we take back from financially troubled tenants, if any;

     - our ability to make distributions;

     - our policies and plans regarding investments, financings, and other matters;

     - our tax status as a real estate investment trust;

     - our ability to appropriately balance the use of debt and equity; and

     - our ability to access capital markets or other sources of funds.

     When we use words such as "believe," "expect," "anticipate," "estimate" or similar expressions, we are making forward-looking statements. Forward-looking statements are not guarantees of future performance and involve risks and uncertainties. Our expected results may not be achieved, and actual results may differ materially from our expectations. This may be a result of various factors, including, but not limited to:

     - the status of the economy;

     - the status of capital markets, including prevailing interest rates;

     - compliance with and changes to regulations and payment policies within the health care industry;

     - changes in financing terms;

     - competition within the health care and senior housing industries; and

     - changes in federal, state, and local legislation.

     We assume no obligation to update or revise any forward-looking statements or to update the reasons why actual results could differ from those projected in any forward-looking statements.

                             ABOUT THIS PROSPECTUS

     We have not authorized anyone to provide you with different or inconsistent information from that contained in this prospectus and the documents incorporated herein by reference. If anyone provides you with different or inconsistent information, you should not rely on it. You should assume that the information in this prospectus is accurate only as of the date hereof and that the documents incorporated herein by reference are accurate only as of the date that such documents were filed with the SEC. Our business, financial condition, results of operations and prospects may have changed since these dates. This prospectus does not constitute an offer to sell, or a solicitation of an offer to buy, any securities other than the shares of common stock offered hereby, or an offer to sell, or a solicitation of an offer to buy, such shares in any jurisdiction in which, or to any person to whom, such offer or solicitation would be unlawful.

     This prospectus and the documents incorporated herein by reference summarize material provisions of certain contracts and other documents. These are summaries only, and you may wish to review the full text of those documents for a full understanding of their terms and conditions.

     Unless otherwise indicated or unless the context requires otherwise, all references in this prospectus to "the Company," "we," "us," "our" and similar references mean Health Care REIT, Inc. and its subsidiaries.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

     This prospectus is part of a registration statement on Form S-3 we have filed with the SEC covering the common stock that may be offered under this prospectus. This prospectus does not contain all the information set forth in the registration statement. We have omitted certain parts consistent with SEC rules. For further information, please see the registration statement, including its exhibits.

     Additionally, we file annual, quarterly and current reports, proxy statements and other information with the SEC, all of which are made available, free of charge, on our Internet Web site at www.hcreit.com under the heading "Investor Relations," as soon as reasonably practicable after they are filed with, or furnished to, the SEC. You can review our SEC filings and the registration statement by accessing the SEC's Internet site at http://www.sec.gov. You also may read and copy the registration statement and any reports, statements or other information on file at the SEC's public reference room at 450 Fifth Street, N.W., Washington, D.C. 20549. You can request copies of those documents upon payment of a duplicating fee to the SEC. You also may review a copy of the registration statement at the SEC's regional offices in Chicago, Illinois and New York, New York. Please call the SEC at 1-800-SEC-0330 for further information on the operation of the public reference rooms.

     You also can inspect our reports, proxy statements and other information about us at the offices of the New York Stock Exchange, 20 Broad Street, New York, New York 10005.

                      DOCUMENTS INCORPORATED BY REFERENCE

     The SEC allows us to "incorporate by reference" the information we file with the SEC, which means:

     - we consider incorporated documents to be part of the prospectus;

     - we may disclose important information to you by referring you to those documents; and

     - information we subsequently file with the SEC will automatically update and supersede the information in this prospectus.

     This prospectus incorporates by reference the following documents which have been filed with the SEC:

     - Annual Report on Form 10-K for the year ended December 31, 2002.

     - Quarterly Reports on Form 10-Q for the quarters ended March 31, 2003, June 30, 2003 and September 30, 2003.

     - Current Reports on Form 8-K filed February 6, 2003, March 14, 2003, May 12, 2003, June 13, 2003, July 8, 2003, July 10, 2003, September 24, 2003,
       October 1, 2003, October 30, 2003, November 7, 2003 and November 14,
       2003.

     - The description of our common stock as set forth in our registration statement filed under the Exchange Act on Form 8-A on June 17, 1985, including any amendment or report for the purpose of updating such description.

     - The description of the rights to purchase our Series A junior participating preferred stock, par value $1.00 per share, associated with our common stock, as set forth in our registration statement filed under the Exchange Act on Form 8-A on August 3, 1994, including any amendment or report for the purpose of updating such description.

     - All subsequent documents filed by us under Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act of 1934 after the date of this prospectus and before the termination of the offering.

     Upon written or oral request, we will provide each person receiving this prospectus a free copy of any or all documents incorporated by reference into this prospectus, including any exhibits that are specifically incorporated by reference in such documents but otherwise without exhibits. You may direct such requests to:

             Erin C. Ibele, Vice President and Corporate Secretary
                             Health Care REIT, Inc.
                            One SeaGate, Suite 1500
                               Toledo, Ohio 43604
                                 (419) 247-2800
                                 www.hcreit.com

                                  THE COMPANY

     Health Care REIT, Inc., a Delaware corporation, is a self-administered, equity real estate investment trust that invests in health care facilities, primarily skilled nursing and assisted living facilities. We also invest in specialty care facilities. As of September 30, 2003, long-term care facilities, which include skilled nursing and assisted living facilities, comprised approximately 93% of our investment portfolio. Founded in 1970, we were the first real estate investment trust to invest exclusively in health care facilities.

     As of September 30, 2003, we had approximately $1.97 billion in net real estate investments, inclusive of credit enhancements, in 321 facilities located in 33 states and managed by 47 different operators. At that date, the portfolio included 217 assisted living facilities, 96 skilled nursing facilities and eight specialty care facilities.

     We seek to increase funds from operations and enhance stockholder value through relationship investing with public and private regionally focused health care operators. The primary components of this strategy are set forth below.

     Relationship Investing. We establish relationships with, and provide financing to, operators throughout their growth cycles. We target companies with experienced management teams, regionally focused operations, substantial inside ownership interests or venture capital backing and significant growth potential.

     By maintaining close ties to health care operators, we are able to provide value added services and monitor our investments on an ongoing basis. Investments are designed to support the operator's business plan. Features typically include a master operating lease for the acquisition and development of facilities in a geographic region. Economic terms typically include annual rate increases and fair market value-based purchase options.

     Portfolio Management. Portfolio strength is derived from diversity by operator, health care sector and geographic location. We emphasize long-term investment structures that result in a predictable asset base with attendant recurring income and funds from operations. Generally, master leases have a 10 to 15 year term and mortgage loans provide five to seven years of prepayment protection. We also regularly monitor the portfolio with our proprietary database system.

     Depth of Management. Our management team is comprised of seven individuals with 117 years of experience in health care and real estate finance. George L. Chapman has been a member of senior management for more than 13 years and in 1996 became our Chairman and Chief Executive Officer. Mr. Chapman and the management team have successfully implemented our investment strategy of emphasizing relationship financings with strong, emerging operators.

THE PORTFOLIO

     The following table reflects our portfolio as of September 30, 2003:

                                             PERCENTAGE
                            INVESTMENTS(1)       OF       NUMBER OF    NUMBER OF    INVESTMENT PER    NUMBER OF     NUMBER OF
TYPE OF FACILITY            (IN THOUSANDS)   PORTFOLIO    FACILITIES   BEDS/UNITS    BED/UNIT(2)     OPERATORS(3)   STATES(3)
----------------            --------------   ----------   ----------   ----------   --------------   ------------   ---------
Assisted Living
  Facilities..............    $1,186,796         61%         217         14,017        $ 86,000           30           31
Skilled Nursing
  Facilities..............       632,303         32%          96         13,490          46,872           18           20
Specialty Care
  Facilities..............       145,926          7%           8          1,304         116,674            6            5
                              ----------        ---          ---         ------
Totals....................    $1,965,025        100%         321         28,811
                              ==========        ===          ===         ======

---------------

(1) Investments include gross real estate investments and credit enhancements which amounted to $1,958,330,000 and $6,695,000, respectively.

(2) Investment per Bed/Unit was computed by using the total investment amount of $1,989,902,000 which includes gross real estate investments, credit enhancements and unfunded commitments for which initial funding has commenced which amounted to $1,958,330,000, $6,695,000 and $24,877,000, respectively.

(3) We have investments in properties located in 33 states and managed by 47 different operators.

     In determining whether to invest in a facility, we focus on the following:
(a) the experience of the management team; (b) the historical and projected financial and operational performance of the facility; (c) the credit of the tenant or borrower; (d) the security for the lease or loan; and (e) the capital committed to the facility by the tenant or borrower. We conduct market research and analysis for all potential investments. In addition, we review the value of all facilities, the interest rates and debt service coverage requirements of any debt to be assumed and the anticipated sources of repayment of any debt.

     We monitor our investments through a variety of methods determined by the type of health care facility and operator. Our monitoring process includes review of monthly financial statements for each facility, quarterly review of operator credit, annual facility inspections and review of covenant compliance relating to licensure, real estate taxes, letters of credit and other collateral. In monitoring our portfolio, our personnel use a proprietary database to collect and analyze facility-specific data. Additionally, we conduct extensive research to ascertain industry trends and risks.

     Our investments are primarily operating leases and mortgage loans. Construction financing is provided, but only as part of a long-term operating lease or mortgage loan. Substantially all of our investments are designed with escalating rate structures. Depending upon market conditions, we believe that appropriate new investments will be available in the future with substantially the same spreads over our cost of capital. Operating leases and mortgage loans are normally credit enhanced by guaranties and/or letters of credit. In addition, operating leases are typically structured as master leases and mortgage loans are generally cross-defaulted and cross-collateralized with other mortgage loans, operating leases or agreements between us and the operator and its affiliates.

                     RESTRICTIONS ON TRANSFER OF SECURITIES

     For us to qualify as a real estate investment trust, not more than 50% in value of our outstanding capital stock may be owned, directly or indirectly, by five or fewer individuals at any time during the last half of our taxable year. In order to ensure that this requirement is satisfied, under our by-laws we have the power to refuse to transfer shares of our common stock, or any security convertible into or exercisable for shares of our common stock, to any person whose acquisition of such shares or other securities would result in the direct or indirect beneficial ownership of more than 9.8% in value of our outstanding common stock. If any shares or other securities in excess of this limit are issued or transferred to any person, such issuance or transfer shall be valid only with respect to such amount of shares or securities as does not exceed this limit, and such issuance or transfer will be void with respect to the excess.

     If this provision of our by-laws is determined to be invalid by virtue of any legal decision, statute, rule or regulation, then the transferee of the shares or other securities will be deemed to have acted as our agent in acquiring the shares or other securities that are in excess of the limit, and will be deemed to hold such excess shares or securities on our behalf. As the equivalent of treasury securities for such purposes, the excess securities will not be entitled to any voting rights, will not be considered to be outstanding for quorum or voting purposes, and will not be entitled to receive dividends, interest or any other distribution with respect to such securities. Any person who receives dividends, interest or any other distribution in respect of the excess securities will hold the same as our agent and for the transferee of the excess securities following a permitted transfer.

     In addition, under our by-laws we may refuse to transfer any shares, passing either by voluntary transfer, by operation of law, or under the last will and testament of any stockholder, if such transfer would or might, in the opinion of our board of directors or counsel, disqualify us as a real estate investment trust.

            DESCRIPTION OF CERTAIN PROVISIONS OF OUR CERTIFICATE OF
                           INCORPORATION AND BY-LAWS

ANTI-TAKEOVER PROVISIONS

     Our amended certificate of incorporation and by-laws contain provisions that may have the effect of discouraging persons from acquiring large blocks of our stock or delaying or preventing a change in our control. The material provisions that may have such an effect are:

     - Classification of our board of directors into three classes with the term of only one class expiring each year.

     - A provision permitting our board of directors to make, amend or repeal our by-laws.

     - Authorization for our board of directors to issue preferred stock in series and to fix the rights and preferences of the series, including, among other things, whether and to what extent the shares of any series will have voting rights and the extent of the preferences of the shares of any series with respect to dividends and other matters.

     - A prohibition on stockholders taking action by written consent in lieu of a meeting.

     - Advance notice procedures with respect to nominations of directors by stockholders.

     - The grant only to our board of directors of the right to call special meetings of stockholders.

     - Limitations on the number of shares of our capital stock that may be beneficially owned, directly or indirectly, by any one stockholder (see "Restrictions on Transfer of Securities" above).

     - Limitations on transactions that involve us and any stockholder who beneficially owns 5% or more of our common stock (see "Limitations on Transactions Involving Us and Our Stockholders" below).

     - A provision permitting amendment of certain of the provisions listed above by the stockholders only by an affirmative vote of the holders of at least three-quarters of all of the outstanding shares of our voting stock, voting together as a single class.

LIMITATIONS ON TRANSACTIONS INVOLVING US AND OUR STOCKHOLDERS

     Under our by-laws, in addition to any vote otherwise required by law, our amended certificate of incorporation or our by-laws, the following transactions will require the affirmative vote of the holders of at least seventy-five percent of the voting power of our then outstanding shares of capital stock entitled to vote generally in the election of directors, voting together as a single class:

     - Our merger or consolidation with or into

      - any stockholder that owns 5% or more of our voting stock; or

      - any other corporation or entity which is, or after such merger or consolidation would be, an affiliate of a stockholder that owns 5% or more of our voting stock.

     - Any sale, lease, exchange, mortgage, pledge, transfer or other disposition of substantially all of our assets, in one transaction or a series of transactions, to or with any stockholder that owns 5% or more of our voting stock or an affiliate of any such stockholder.

     - Any reclassification of our securities, including any reverse stock split, or recapitalization or any other transaction that has the effect, directly or indirectly, of increasing the proportionate share of the outstanding shares of any class of our equity securities that is directly or indirectly owned by any stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder, whether or not the transaction involves such a stockholder.

     - The adoption of any plan or proposal for our liquidation or dissolution proposed by or on behalf of a stockholder that owns 5% or more of our voting stock or any affiliate of such a stockholder.

     These provisions will not apply to any of the transactions described above if:

     - we are at the time of the consummation of the transaction, and at all times throughout the preceding twelve months have been, directly or indirectly, the beneficial owner of a majority of each class of the outstanding equity securities of the 5% stockholder that is a party to the transaction; or

     - the transaction has been approved by a majority of the members of our board of directors who, at the time such approval is given, were not affiliates or nominees of the 5% stockholder and were either members of our board of directors prior to the time that the 5% stockholder became a 5% stockholder, or were successors of such directors on the recommendation of a majority of such directors then on the board of directors; or

     - both of the following conditions have been met:

      - the aggregate amount of the cash and the fair market value, as determined in good faith by our board of directors, of the consideration other than cash to be received per share by holders of our voting stock in such transaction shall be at least equal to the highest per share price paid by the 5% stockholder for any shares of voting stock acquired by it within the two-year period immediately prior to the first public announcement of the proposal of the transaction, or in the transaction in which it became a 5% stockholder, whichever is higher; and

      - the consideration to be received by holders of a particular class of outstanding voting stock shall be in cash or in the same form as the 5% stockholder previously paid for shares of such voting stock. If the 5% stockholder paid for shares of any class of voting stock with varying forms of consideration, the form of consideration paid by the 5% stockholder for such class of voting stock shall be deemed to be either cash or the form used to acquire the largest number of shares of such class of voting stock previously acquired by the stockholder.

     The foregoing summary of certain provisions of our amended certificate of incorporation and by-laws does not purport to be complete or to give effect to provisions of statutory or common law. The foregoing summary is subject to, and qualified in its entirety by reference to, the provisions of applicable law and our amended certificate of incorporation and by-laws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus is a part.

                                    THE PLAN

DESCRIPTION OF THE PLAN

     Who is eligible to participate in the Plan? New investors and existing stockholders of the Company are eligible to participate in the Plan.

     How does a new investor participate in the Plan? If you are a new investor and would like to participate in the Plan, please read this prospectus before you invest. Once you have read this prospectus, you may complete the enclosed enrollment form and mail it to the Administrator in the envelope provided. Alternatively, you may enroll on-line through Investor ServiceDirect(R) at www.melloninvestor.com. Simply click the "Stock Purchase Plans" button at the "easy search" screen, then select the ticker symbol button and enter HCN. Please follow the instructions for authorizing an initial investment and indicate whether you want to participate in the dividend reinvestment portion of the Plan.

     New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000, unless a request for waiver has been granted (in which case the initial investment may exceed $5,000). If you are a new investor, you may make an initial investment by:

     - Authorizing an electronic debit of at least $1,000 but not more than $5,000 from your U.S. bank account. This alternative is available to on-line investors only; or

     - Mailing a check or money order for at least $1,000 but not more than $5,000 to the Administrator along with your enrollment form. Please make the check or money order payable to HCN/Mellon Bank.

     The purchase price for shares purchased with an initial investment of not less than $1,000 up to a maximum of $5,000 will be equal to the market price less a discount ranging from 0% to 5% (set at 4% until December 31, 2003 and at 2% beginning January 1, 2004). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See "Purchases and Pricing of Shares" for a description of how the market price is determined. If you request a waiver and we approve it, your initial investment may exceed $5,000. See "Optional Cash Payments and Initial Investments in Excess of $5,000 -- Request for Waiver" and "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver" for more information.

     How does an existing stockholder participate in the Plan? Enrollment is available on-line through Investor ServiceDirect(R) at www.melloninvestor.com. See "Administration" for information on how to access Investor ServiceDirect(R). Alternatively, you may enroll by completing the enclosed enrollment form and mailing it to the Administrator in the envelope provided. Your participation will begin promptly after your Plan enrollment is received. Once you enroll, your participation continues automatically for as long as you wish to participate in the Plan.

     You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect(R) or by notifying the Administrator in writing. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

     You may, of course, choose not to reinvest any of your dividends, in which case the Administrator will remit any dividends to you by check or automatic deposit to a bank account that you designate.

     As an existing stockholder, what are my investment options under the Plan? Once enrolled in the Plan, you may elect to:

     - Reinvest all or a portion of your dividends in additional shares of our common stock; and/or

     - Make optional cash payments of not less than $50 up to a maximum of $5,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested. The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000.

     The purchase price for shares purchased with reinvested dividends and optional cash payments up to $5,000 per month will be equal to the market price less a discount ranging from 0% to 5% (set at 4% until December 31, 2003 and at 2% beginning January 1, 2004). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date. See "Purchases and Pricing of Shares" for a description of how the market price is determined. You may make optional cash payments in excess of $5,000 in any month only if we grant your request for waiver. If a request for waiver is approved, we may offer discounts ranging from 0% to 5%.

     How do I make an optional cash payment under the Plan? If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect(R) or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account. Optional cash payments may not be less than $50, and the total of all optional cash payments may not exceed $5,000 in any month, unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted).

     Who is the administrator of the Plan? Mellon Bank, N.A. (the "Administrator") administers the Plan. Mellon Investor Services, a registered transfer agent, and FutureShare Financial, a registered broker/dealer, will provide certain administrative support to the Administrator. If you have questions regarding the Plan, please write to the Administrator at the following address: Mellon Bank, N.A. c/o Mellon Investor Services, P.O. Box 3338,

South Hackensack, NJ 07606-1938, or call the Administrator at 1-888-216-7206 (if you are inside the United States or Canada) or 1-201-329-8660 (if you are outside the United States or Canada). An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays). In addition, you may visit the Mellon Investor Services Web site at www.melloninvestor.com. At this Web site, you can enroll in the Plan, obtain information, and perform certain transactions on your Plan account via Investor ServiceDirect(R). See "Administration" for more information regarding Investor ServiceDirect(R) and the administration of the Plan.

     When are funds invested under the Plan? The investment date for initial investments and optional cash payments will be the dividend payment date for months in which a dividend is payable (generally, on or about the 20th day of February, May, August and November). For those months in which a dividend is not payable, the investment date for initial investments and optional cash payments will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

     How do I make optional cash payments or an initial investment in excess of the maximum monthly amount? If you wish to make optional cash payments in excess of $5,000 in any month or an initial investment in excess of $5,000, see "Optional Cash Payments and Initial Investments in Excess of $5,000 -- Request for Waiver" for more information.

     Who pays the brokerage trading fees and other expenses? We will pay all brokerage trading fees or other charges on shares purchased through the Plan. You may be responsible for certain charges if you withdraw from the Plan.

PURPOSE

     The purpose of the Plan is to provide a convenient and economical way for our stockholders to invest all or a portion of their cash dividends in additional shares of our common stock. The Plan also allows our stockholders and new investors to purchase shares of our common stock.

ELIGIBILITY OF NEW INVESTORS

     If you are a new investor, you can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000. You may make an initial investment in excess of $5,000 only if we grant your request for waiver. New investors may join the Plan by completing the enclosed enrollment form and delivering it, along with an initial investment, to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect(R) at www.melloninvestor.com. See "How does a new investor participate in the Plan?" for more information on how to make an initial investment through Investor ServiceDirect(R).

ELIGIBILITY OF EXISTING STOCKHOLDERS

     If you are a current holder of record of our common stock, you may participate in the Plan unless receipt of shares through the Plan would cause you to beneficially own more than 9.8% of our outstanding shares. See "Restrictions on Transfer of Securities" and "Description of Certain Provisions of our Certificate of Incorporation and By-Laws" for more information. Eligible stockholders may join the Plan by completing an enrollment form and delivering it to the Administrator. Alternatively, you may enroll in the Plan on-line through Investor ServiceDirect(R) at www.melloninvestor.com. See "How do I make an optional cash payment under the Plan?" for more information on how to make an optional cash payment through Investor ServiceDirect(R).

     If you own shares that are registered in someone else's name (for example, a bank, broker, or trustee) and you want to participate in the Plan, you may be able to arrange for that person to handle the reinvestment of dividends. If not, your shares should be withdrawn from "street name" or other form of registration and should be registered in your own name. Alternatively, your broker or bank may offer a program that allows you to participate in a plan without having to withdraw your shares from "street name."

     If you are already a participant in the Plan, you need not take any further action in order to maintain your present participation.

ADMINISTRATION

     Mellon Bank, N.A. (the "Administrator") administers the Plan. Certain administrative support will be provided to the Administrator by Mellon Investor Services, a registered transfer agent, and FutureShare Financial, a registered broker/dealer.

     You can enroll in the Plan, obtain information, and perform certain transactions on your Plan account on-line via Investor ServiceDirect(R). To access Investor ServiceDirect(R) please visit the Mellon Investor Services Web site at:

                             www.melloninvestor.com

To gain access, you will need a password which you may establish when you visit the Web site. If you have forgotten your password, call 1-877-978-7778 to have it reset.

     You can contact stockholder customer service toll-free within the United States and Canada at:

                                 1-888-216-7206

If you are calling from outside the United States or Canada, please contact stockholder customer service at:

                                 1-201-329-8660

An automated voice response system is available 24 hours a day, 7 days a week. Customer service representatives are available from 9:00 a.m. to 7:00 p.m., Eastern Standard Time, Monday through Friday (except holidays).

     You may write to the Administrator at the following address:

                               Mellon Bank, N.A.
                          c/o Mellon Investor Services
                                 P. O. Box 3338
                        South Hackensack, NJ 07606-1938

Please include a reference to Health Care REIT, Inc. in all correspondence.

PURCHASES AND PRICING OF SHARES

     The market price for purchases of shares will be equal to the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list as published in the Wall Street Journal, for a period of 10 trading days immediately preceding the investment date.

     - The purchase price for shares purchased with reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will be the market price less a discount ranging from 0% to 5% (set at 4% until December 31, 2003 and at 2% beginning January 1, 2004). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

     - If a request for waiver is approved, the purchase price for shares purchased with optional cash payments in excess of $5,000 for any month or an initial investment in excess of $5,000 will be determined as provided in "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver."

     For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. For those months in which we do not pay a dividend, the investment date will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. Your account will be credited with that number of shares, including fractions computed to four decimal places, equal to the total amount to be invested by you divided by the applicable purchase price per share.

     Except for certain charges incurred in connection with withdrawal from the Plan, there are no brokerage trading fees or other charges on shares purchased through the Plan.

PARTICIPATION

     Any eligible stockholder and new investor may join the Plan by completing an enrollment form and returning it to the Administrator at the following address: Mellon Bank, N.A., c/o Mellon Investor Services, P.O. Box 3338, South Hackensack, NJ 07606-1938. If you are an eligible stockholder, you may submit an initial optional cash payment of between $50 and $5,000 with your completed enrollment form. If you are a new investor, you must submit an initial investment of between $1,000 and $5,000 with your completed enrollment form. Alternatively, you may enroll on-line at www.melloninvestor.com. You may make an initial optional cash payment or an initial investment in excess of $5,000 only if we grant your request for waiver.

     If the Administrator receives your enrollment form on or before the record date for the payment of the next dividend (approximately 20 days in advance of the dividend payment date), that dividend will be invested in additional shares of common stock for your Plan account. If the enrollment form is received in the period after any dividend record date, that dividend will be paid by check or automatic deposit to a bank account that you designate and your initial dividend reinvestment will commence with the following dividend.

     Once enrolled in the Plan, you can meet your individual objectives by choosing among the following categories or combinations of investments:

     - You may reinvest all or a portion of the cash dividends paid on your shares of common stock in additional shares of our common stock.

     - You may invest by making optional cash payments of not less than $50 up to a maximum of $5,000 per month unless a request for waiver has been granted (in which case your optional cash payments may exceed $5,000 for the month in which the waiver is granted), regardless of whether dividends are being reinvested.

     The $50 minimum described above applies only to optional cash payments by Plan participants. New investors must make an initial investment of not less than $1,000.

     By enrolling in the Plan, you direct the Administrator to apply dividends and any optional cash payments you might make as a participant to the purchase of additional shares of our common stock in accordance with the Plan's terms and conditions. Unless otherwise instructed, the Administrator will automatically reinvest all dividends declared on shares held under the Plan. If you do not want the dividends paid on your shares to be reinvested, you must provide notice to the Administrator. See "Administration" for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date). If the notice is received after the record date, dividends paid on shares held in your account will be reinvested and credited to your account. Your request will then be processed as soon as practicable after the dividends are reinvested.

     Optional cash payments and initial investments can be delivered to the Administrator in the form of a check or money order made payable to HCN/Mellon Bank, or by authorizing electronic transfers from your bank account by accessing your Plan account on-line through Investor ServiceDirect(R) at www.melloninvestor.com. If you send a check or money order, please complete the transaction stub attached to your Plan statement and then mail it with your payment to the address specified on the Plan statement. A $35 fee will be assessed for a check or electronic debit that is returned for insufficient funds.

     The Administrator must receive the optional cash payment of an existing stockholder at least one business day prior to the investment date.

COST

     We will pay all brokerage trading fees, the annual cost of administration and, unless provided otherwise in this Plan, all other charges incurred in connection with the purchase of shares acquired under the Plan, if any.

Certain charges may be incurred by you if you withdraw from the Plan as described below. See "Withdrawal by Participant."

DATE FOR INVESTMENT OF FUNDS UNDER THE PLAN

     For months when a dividend is payable, the investment date will be the dividend payment date for the quarter. Dividend payment dates normally occur on or about the 20th day of February, May, August, and November. For those months in which we do not pay a dividend, the investment date will be the 20th day of the month, or the next succeeding business day if the 20th falls on a weekend or holiday. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

DISCOUNTS

     The discount on shares purchased with reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will range from 0% to 5% (set at 4% until December 31, 2003 and at 2% beginning January 1, 2004). We may adjust the discount in our discretion at any time and will announce changes to the discount at least 30 days prior to the next investment date.

     The discount, if any, on shares purchased pursuant to a request for waiver is described in "Purchases and Pricing of Shares Purchased Pursuant to a Request for Waiver."

INITIAL INVESTMENTS BY NEW INVESTORS

     New investors can participate in the Plan by making an initial investment in our common stock of not less than $1,000 up to a maximum of $5,000, unless a request for waiver has been granted (in which case the initial investment may exceed $5,000). An initial investment by a new investor may be made by enclosing a check or money order with the enrollment form. Checks and money orders should be made payable to HCN/Mellon Bank. Alternatively, new investors may enroll on-line at www.melloninvestor.com.

     The Administrator must receive your payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an initial investment to the Administrator, but decide that you do not want to make the initial investment, you must deliver a written request for a refund to the Administrator. See "Administration" for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

OPTIONAL CASH PAYMENTS BY EXISTING STOCKHOLDERS

     Every month, you may purchase additional shares through optional cash payments, regardless of whether dividends are being reinvested. Optional cash payments may not be less than $50, and the total of all optional cash payments submitted by an individual stockholder may not exceed $5,000 in any month, unless a request for waiver has been granted (in which case the optional cash payments may exceed $5,000 for the month in which the waiver is granted). The $50 minimum applies only to optional cash payments by existing Plan participants. New investors must make an initial investment of not less than $1,000. There is no obligation either to make an optional cash payment in any month or to invest the same amount of cash in each month.

     If you already own shares of our common stock, are enrolled in the Plan and want to make optional cash payments, you can authorize an individual automatic deduction from your bank account through Investor ServiceDirect(R) or send a check or money order to the Administrator for each optional cash payment. If you choose to submit a check or money order, please make sure to include the contribution form from your Plan statement and mail it to the address specified on the Plan statement. If you wish to make regular monthly optional cash payments, you may authorize automatic monthly deductions from your bank account.

     Optional cash payments must be sent so that the Administrator receives the payment at least one business day prior to the investment date. Funds received after the investment date will be held for investment in the following month. If you deliver an optional cash payment to the Administrator, but decide that you do not want to make the optional cash payment, you must deliver a written request for a refund to the Administrator. See "Administration" for information on how to contact the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date. In the unlikely event that, due to unusual market conditions, the Administrator is unable to invest the funds within 35 days, the Administrator will return the funds to you by check. No interest will be paid on funds held by the Administrator pending investment.

USE OF MULTIPLE ACCOUNTS

     If you set up multiple accounts using variations of the same name, bearing the same social security number or tax identification number, do anything else, regardless of the form, for the purpose of evading the $5,000 limitation on initial investments and monthly optional cash payments, you will be considered a single participant for purposes of the $5,000 limitation. If you have some shares of common stock registered in your name and other shares registered under a nominee's or broker's street name, or in the name of a corporation, trust, co-tenancy, partnership or other entity of which you are an "affiliate," you and all of your affiliates may only invest a total of $5,000 per month under the Plan. For purposes of this Plan, "affiliate" is defined in the same manner as in Rule 405 of the Securities Act of 1933 and includes any person or persons controlling, controlled by or under common control with you. Separate custodial or trust accounts for separate beneficiaries will, however, be entitled to invest up to $5,000 per account each month. Purchases made for an account of a participant in a plan that is qualified under Section 401(a) of the Internal Revenue Code of 1986, as amended, will not be included in this $5,000 limitation.

OPTIONAL CASH PAYMENTS AND INITIAL INVESTMENTS IN EXCESS OF $5,000 -- REQUEST FOR WAIVER

     If you want to make optional cash payments in excess of $5,000 in any month or an initial investment in excess of $5,000, you must receive our written approval. To obtain our written approval, you must submit a request for waiver form. You can obtain a request for waiver form by contacting the Administrator's Waiver Department at 1-917-320-6300 and upon completion, please send it to the Administrator's Waiver Department via facsimile at 1-917-320-6312.

     We have the sole discretion whether to approve any request to make an optional cash payment or initial investment in excess of the maximum amount and to set the terms of any such optional cash payment or initial investment. If we approve your request for waiver, the Administrator will notify you promptly. In deciding whether to approve a request for waiver, we will consider relevant factors, including, but not limited to, the following:

     - Whether the Plan is then acquiring newly issued shares directly from us or acquiring shares in the open market or in privately negotiated transactions from third parties;

     - Our need for additional funds;

     - The attractiveness of obtaining additional funds through the sale of common stock as compared to other sources of funds;

     - The purchase price likely to apply to any sale of common stock;

     - The stockholder submitting the request;

     - The extent and nature of the stockholder's prior participation in the Plan;

     - The number of shares of common stock held of record by the stockholder;
       and

     - The aggregate number of optional cash payments and initial investments in excess of $5,000 for which requests for waiver have been submitted by all existing stockholders and new investors.

     If requests for waiver are submitted for an aggregate amount in excess of the amount we are then willing to accept, we may honor such requests in order of receipt, pro rata or by any other method that we determine to be appropriate. The Plan does not provide for a predetermined maximum amount that an existing stockholder or new investor may invest or a maximum number of shares that may be purchased pursuant to a request for waiver, except that no stockholder may own more than 9.8% of our outstanding shares.

PURCHASES AND PRICING OF SHARES PURCHASED PURSUANT TO A REQUEST FOR WAIVER

     If a request for waiver is approved, the price of shares purchased pursuant to the request for waiver will be determined using a pricing period of not less than one but not more than 10 trading days commencing on a date set by us. Optional cash payments or initial investments made pursuant to a request for waiver will be used to purchase shares of our common stock as soon as practicable on or after the business day following the last day of the pricing period. This date is referred to as the waiver investment date. The Administrator will apply all good funds received on or before the first business day before the pricing period to purchase shares of our common stock. Funds received after this date will be returned to you.

     For purposes of determining the price per share on the waiver investment date, the price will be equal to the average of the high and low sales prices of our shares, computed up to four decimal places, if necessary, as quoted on the New York Stock Exchange, for the applicable trading days immediately preceding the waiver investment date. The purchase price on any waiver investment date may be reduced by the waiver discount, if any, but in no event will the purchase price be less than 95% of the average high and low sales prices of our common stock on the waiver investment date. This means that if the average of the daily high and low sales prices during the pricing period (for trading days in which the threshold price, as described in the next paragraph, is satisfied) is less than 95% of the average high and low sales prices on the waiver investment date, the purchase price per share on the waiver investment date will be increased so that it is equal to 95% of the average high and low sales prices on the waiver investment date.

     For any pricing period, we may establish a minimum purchase price per share, referred to as the threshold price, applicable to optional cash payments and initial investments made pursuant to a request for waiver. At least two business days prior to the first day of the applicable pricing period, we will decide whether to establish a threshold price, and if so, its amount. We will notify the Administrator as to the amount of the threshold price, if any. We will make this determination at our discretion after a review of current market conditions, the level of participation in the Plan and current and projected capital needs.

     If a threshold price is established for any pricing period, it will be fixed as a dollar amount that the average of the high and low sales prices of our common stock as quoted by the NYSE for each trading day during the applicable pricing period must equal or exceed (not adjusted for a waiver discount, if any). In the event that the threshold price is not satisfied for a trading day in the pricing period, then that trading day will be excluded from the pricing period and all trading prices for that trading day will be excluded from the determination of the purchase price. In addition, we will exclude from the pricing period and from the determination of the purchase price any trading day in which no trades of common stock are made on the NYSE. Thus, for example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then the purchase price will be based on the remaining four trading days in which the threshold price is satisfied.

     In addition, a portion of each optional cash payment or initial investment will be returned for each trading day of a pricing period in which the threshold price is not satisfied or for each trading day in which no trades of our common stock are reported on the NYSE. The amount returned will be equal to a pro rata portion of the amount of the optional cash payment or initial investment (not just the amount in excess of $5,000) for each trading day that the threshold price is not satisfied or in which no trades of our common stock are reported. For example, for a five-day pricing period, if the threshold price is not satisfied or no trades of our common stock are reported for one of the five trading days in the pricing period, then 1/5 (or 20%) of the optional cash payment or initial investment will be returned without interest.

     The establishment of the threshold price and the possible return of a portion of an optional cash payment or initial investment applies only to optional cash payments and initial investments made pursuant to a request for waiver. Setting a threshold price for a pricing period will not affect the setting of a threshold price for a subsequent pricing period. We may waive our right to set a threshold price for any pricing period. Neither we nor the Administrator is required to provide you with any written notice as to the threshold price for any pricing period. You may contact the Administrator's Waiver Department at 1-917-320-6300 to find out if a threshold price has been fixed or waived for any given pricing period.

     For each pricing period, we may establish a discount from the market price applicable to optional cash payments and initial investments made pursuant to a request for waiver. This waiver discount, if any, will range from 0% to 5% of the purchase price and may vary for each pricing period. The waiver discount, if any, will be established at our sole discretion after a review of current market conditions, the level of participation in the Plan, the attractiveness of obtaining additional funds through the sale of our common stock as compared to other sources of funds and current and projected capital needs. You may obtain information regarding the maximum waiver discount, if any, by contacting the Administrator's Waiver Department at 1-917-320-6300. Setting a waiver discount for a particular pricing period will not affect the setting of a waiver discount for any subsequent pricing period. The waiver discount, if any, will apply only to optional cash payments and initial investments in excess of $5,000. The waiver discount will apply to the entire optional cash payment or initial investment made pursuant to a waiver and not just the portion in excess of $5,000. The discount applicable to reinvested dividends, initial investments up to $5,000 and optional cash payments up to $5,000 per month will not apply to initial investments and optional cash payments made pursuant to a request for waiver.

     We will only establish a threshold price or waiver discount for shares that are purchased directly from us.

     This Plan and the waiver program became effective on May 22, 2003. Between that date and September 30, 2003, we issued 726,234 shares of common stock pursuant to the waiver program which generated $21,970,720 in net proceeds.

NUMBER OF SHARES TO BE PURCHASED FOR THE PARTICIPANT

     The number of shares, including fractional shares, purchased under the Plan will depend on the amount of your cash dividend, the amount of your optional cash payments, the amount of your initial investment, and the price of the shares determined as provided above. Shares purchased under the Plan, including fractional shares, will be credited to your account. Both whole and fractional shares will be purchased. Fractional shares will be computed to four decimal places.

     This prospectus relates to 6,314,213 shares of our common stock registered for sale under the Plan. We cannot assure you there will be enough shares to meet the requirements under the Plan. If we do not have a sufficient number of registered shares to meet the Plan requirements during any month, the portion of any reinvested dividends, optional cash payments, and initial investments received by the Administrator but not invested in our shares under the Plan will be returned to participants without interest.

     There is no special limitation on the cumulative number of shares that may be purchased under the Plan. However, purchases under the Plan are subject to the general restrictions contained in our by-laws that prohibit purchases of shares that could disqualify us as a real estate investment trust. See "Restrictions on Transfer of Securities" and "Description of Certain Provisions of our Certificate of Incorporation and By-Laws" for more information.

SOURCE OF SHARES PURCHASED UNDER THE PLAN

     Shares purchased under the Plan will normally come from our authorized but unissued shares of common stock. However, we reserve the right to instruct the Administrator to purchase shares for you in the open market, rather than issue new shares. Such market purchases may be made on any securities exchange where shares of our common stock are traded, in the over-the-counter market or in negotiated transactions, and may be on such terms as to price, delivery, and otherwise as the Administrator may determine. You will pay no service fees, brokerage trading fees or other charges on purchases under the Plan whether shares are newly issued or purchased in the open market.

METHOD FOR CHANGING DIVIDEND REINVESTMENT ELECTION

     You may change your dividend reinvestment election at any time on-line through Investor ServiceDirect(R) or by notifying the Administrator in writing. See "Administration" for information on how to contact the Administrator. To be effective with respect to a particular dividend, any such change must be received by the Administrator on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date).

WITHDRAWAL BY PARTICIPANT

     You may discontinue the reinvestment of your dividends at any time by providing written notice to the Administrator. Alternatively, you may change your dividend election on-line under account management service at www.melloninvestor.com. See "Administration" for information on how to contact the Administrator. To be effective for a particular dividend payment, the Administrator must receive notice on or before the record date for that dividend (approximately 20 days in advance of the dividend payment date). The Administrator will continue to hold your shares unless you request a certificate for any full shares and a check for any fractional share. In addition, you may request that all or part of your shares be sold. When your shares are sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees.

     Upon withdrawal, you may elect to stop the investment of any initial investment or optional cash payment by delivering a written request for a refund to the Administrator. The Administrator must receive your request for a refund no later than two business days prior to the investment date.

     Generally, an eligible stockholder or new investor may again become a participant in the Plan. However, we reserve the right to reject the enrollment of a previous participant in the Plan on grounds of excessive joining and termination. This reservation is intended to minimize administrative expense and to encourage use of the Plan as a long-term investment service.

SHARE CERTIFICATES AND SAFEKEEPING

     Shares of our common stock that you acquire under the Plan will be maintained in your Plan account in non-certificated form for safekeeping. Safekeeping protects your shares against loss, theft or accidental destruction and also provides a convenient way for you to keep track of your shares. Only shares held in safekeeping may be sold through the Plan.

     If you own shares of our common stock in certificated form, you may deposit your certificates for those shares with the Administrator, free of charge. The Administrator will provide mail loss insurance coverage for certificates with a value not exceeding $100,000 in any one shipping package. Certificates should be delivered to the Administrator at 85 Challenger Road, Ridgefield Park, NJ 07660 by United States Post Office registered mail, a national courier service or other receipted delivery service. Please note that mail loss insurance covers only the replacement of shares of our common stock and in no way protects against any loss resulting from fluctuations in the value of our shares.

REPORTS TO PARTICIPANTS

     The Administrator will send a transaction notice confirming the details of each transaction that you make. When you participate in the dividend reinvestment feature, you will receive a quarterly statement of your account.

RESPONSIBILITIES UNDER THE PLAN

     We, the Administrator and any agent will not be liable in administering the Plan for any act done in good faith, or for any omission to act in good faith, including, without limitation, any claim of liability arising out of failure to terminate a participant's account upon that participant's death prior to the receipt of notice in writing of such death. Since we have delegated all responsibility for administering the Plan to the Administrator, we specifically disclaim any responsibility for any of its actions or inactions in connection with the administration of the Plan.

     You should recognize that neither we, the Administrator, nor any agent can assure you of a profit or protect you against a loss on shares purchased under the Plan.

INTERPRETATION AND REGULATION OF THE PLAN

     We reserve the right to interpret and regulate the Plan.

SUSPENSION, MODIFICATION OR TERMINATION OF THE PLAN

     We reserve the right to suspend, modify or terminate the Plan at any time. Participants will be notified of any suspension, modification or termination of the Plan. Upon our termination of the Plan, a certificate will be issued to you for the number of full shares in your account. Any fractional share in your account will be converted to cash and remitted to you by check or automatic deposit to a bank account that you designate.

MISCELLANEOUS

     Effect of Stock Dividend, Stock Split or Rights Offering. Any shares we distribute as a stock dividend on shares (including fractional shares) credited to your account under the Plan, or upon any split of such shares, will be credited to your account. Share dividends or splits distributed on all other shares held by you and registered in your own name will be mailed directly to you. In a rights offering, your entitlement will be based upon your total holdings, including those credited to your account under the Plan. Rights applicable to shares credited to your account under the Plan will be sold by the Administrator and the proceeds will be credited to your account under the Plan and applied to the purchase of shares on the next investment date.

     If you want to exercise, transfer or sell any portion of the rights applicable to the shares credited to your account under the Plan, you must request, at least two days prior to the record date for the issuance of any such rights, that a portion of the shares credited to your account be transferred from your account and registered in your name. Except in unusual circumstances, the record date will be approximately 20 days in advance of the dividend payment date.

     Effect of Transfer of All Shares in Participant's Name. If you dispose of all the shares of our common stock registered in your name, but do not give notice of withdrawal to the Administrator, the Administrator will continue to reinvest the cash dividends on any shares held in your account under the Plan until the Administrator is otherwise notified. See "Withdrawal by Participant" for more information on how to withdraw from the Plan.

     Voting of Participant's Shares Held Under Plan. The shares credited to your account under the Plan will be voted in accordance with your instructions. If you are a participant in the Plan and are not a holder of record of shares in your own name, you will be furnished with a form of proxy covering the shares credited to your account under the Plan. If you are a participant in the Plan and are the holder of record of shares in your own name, your proxy will be deemed to include shares, if any, credited to your account under the Plan and the shares held under the Plan will be voted in the same manner as the shares registered in your own name. If a proxy is not returned, none of your shares will be voted unless you vote in person. If you want to vote in person at a meeting of stockholders, a proxy for shares credited to your account under the Plan may be obtained upon written request received by the Administrator at least 15 days before the meeting.

                            LIMITATION OF LIABILITY

     The Plan provides that neither we nor the Administrator, nor any independent agent will be liable in administering the Plan for any act done in good faith or any omission to act in good faith in connection with the Plan. This limitation includes, but is not limited to, any claims of liability relating to:

     - The failure to terminate your Plan account upon your death prior to receiving written notice of your death; or

     - The purchase or sale prices reflected in your Plan account or the dates of purchases or sales of shares under the Plan; or

     - Any loss or fluctuation in the market value of our shares after the purchase or sale of shares under the Plan.

     The foregoing limitation of liability does not represent a waiver of any rights you may have under applicable securities laws.

                                USE OF PROCEEDS

     The net proceeds we realize from sales of our authorized and unissued shares of common stock pursuant to the Plan will be used for general business purposes, which may include the acquisition of, and investment in, health care properties and the repayment of borrowings under our credit facilities or other debt. Until the proceeds are applied to their intended purposes, they will be invested in short-term investments, including repurchase agreements, some of which may not be investment grade. We do not know either the number of shares that will be purchased under the Plan or the prices at which the shares will be sold to participants.

                        FEDERAL INCOME TAX CONSEQUENCES

     All participants are urged to consult their own tax advisors to determine the particular tax consequences that may result from their participation in the Plan and the subsequent disposal by them of shares purchased under the Plan. The income tax consequences for participants who do not reside in the United States will vary from jurisdiction to jurisdiction. In the case of a foreign stockholder whose distributions are subject to United States income tax withholding, the amount of the tax to be withheld will be deducted from the amount of the distribution and the balance will be reinvested.

     The following is a brief summary of the material federal income tax considerations applicable to the Plan, which is for general information only and is not tax advice. The information in this section is based on the Internal Revenue Code of 1986, as amended ("Code"), current, temporary and proposed Treasury Regulations thereunder, the legislative history of the Code, current administrative interpretations and practices of the Internal Revenue Service (including its practices and policies as endorsed in private letter rulings, which are not binding on the Internal Revenue Service except with respect to a taxpayer that receives such a ruling), and court decisions, all as of the date of this prospectus. Future legislation, Treasury Regulations, administrative interpretations or court decisions could significantly change the current law or adversely affect existing interpretations of current law. Any change could apply retroactively to transactions preceding the date of the change. We have not received nor do we intend to seek a private letter ruling from the Internal Revenue Service regarding the Plan.

TAX CONSEQUENCES OF DIVIDEND REINVESTMENT

     In the case of common shares purchased by the Administrator from us, participants in the Plan will be treated, for federal income tax purposes, as having received a distribution equal to the fair market value, as of the investment date, of the common shares purchased with their reinvested dividends. The discount, if any, will be treated as being part of the distribution received. The fair market value will equal the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list for a period of 10 trading days immediately preceding the investment date.

     In the event the Administrator purchases common shares in open market transactions or in negotiated transactions with third parties, the Internal Revenue Service may assert that the amount of the distribution received by a participant would include the fair market value of the common shares purchased with reinvested dividends and a pro rata share of any brokerage trading fees or other related charges paid by us in connection with the Administrator's purchase of the common shares on behalf of the participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

     As in the case of non-reinvested cash distributions, the distributions described above will constitute taxable dividend income to participants to the extent of our current and accumulated earnings and profits allocable to the distributions and any excess distributions will constitute a return of capital which reduces the basis of the participant's common shares or results in gain to the extent that excess distributions exceed the participant's tax basis in his, her or its common shares. In addition, if we designate part or all of our distributions as capital gain distributions, those designated amounts would be treated by a participant as long-term capital gains.

     A participant's tax basis in his, her or its common shares acquired under the Plan will generally equal the total amount of distributions a participant is treated as receiving, as described above. A participant's holding period in his, her, or its common shares generally begins on the day following the date on which the common shares are credited to the participant's Plan account.

TAX CONSEQUENCES OF OPTIONAL CASH PAYMENTS

     The Internal Revenue Service has indicated through private letter rulings that participants participating in the dividend reinvestment part of the Plan and who elect to purchase shares by optional cash payments or as an initial investment will be treated as having received a distribution equal to the excess, if any, of the fair market value on the investment date of the common shares purchased over the amount of the cash payment made by the participant. The fair market value will equal the average of the daily closing prices of our shares, as quoted by the New York Stock Exchange Composite Transaction list for a period of 10 trading days immediately preceding the investment date.

     Also, if the Administrator acquires common shares in an open market transaction or in a negotiated transaction with third parties, then the Internal Revenue Service may assert that a participant will be treated as receiving a distribution equal to a pro rata share of any brokerage trading fees or other related charges paid by us on behalf of the participant. The Plan currently provides that we will pay brokerage trading fees for the purchase of common shares in the open market or in negotiated transactions with third parties.

     Any distributions which the participant is treated as receiving, including the discount, would be taxable income or gain or reduce the basis in common shares, or some combination of these treatments, under the rules described above under "Tax Consequences of Dividend Reinvestment."

     The Internal Revenue Service has issued private letter rulings that state that a participant who participates solely in the cash purchase portion of a plan would not be treated as having received a distribution of the discount amount and, therefore, would not realize any income upon purchase attributable to the discount. Private letter rulings are only binding on the Internal Revenue Service with respect to the taxpayer to which the ruling was issued. Therefore, there can be no assurance that the Internal Revenue Service would take this position with respect to transactions occurring under the Plan.

     The tax basis of shares acquired by optional cash payments or as an initial investment will generally equal the total amount of distribution a participant is treated as receiving, as described above, plus the amount of the cash payment. A participant's holding period for common shares purchased under the Plan generally will begin on the day following the date on which common shares are credited to the participant's Plan account.

TAX CONSEQUENCES OF DISPOSITIONS

     A participant may realize gain or loss when shares are sold or exchanged, whether the sale or exchange is made at the participant's request upon withdrawal from the Plan or takes place after withdrawal from or termination of the Plan and, in the case of a fractional share, when the participant receives a cash payment for a fraction of a share credited to his or her account. The amount of the gain or loss will be the difference between the amount that the participant receives for the shares or fraction of a share and the tax basis for the shares or fraction of a share.

BACKUP WITHHOLDING AND ADMINISTRATIVE EXPENSES

     In general, any dividend reinvested under the Plan is not subject to federal income tax withholding. We or the Administrator may be required to deduct as "backup withholding" on all distributions paid to a stockholder, regardless of whether those distributions are reinvested. Similarly, the Administrator may be required to deduct backup withholding from all proceeds of sales of common shares held in a plan account. A participant is subject to backup withholding if (1) the participant has failed to properly furnish us and the Administrator with his, her or its taxpayer identification number; (2) the Internal Revenue Service notifies us or the Administrator that the identification number furnished by the participant is incorrect; (3) the Internal Revenue Service notifies us or the Administrator that backup withholding should be commenced because the participant failed to report properly distributions paid to him, her or it; or (4) when required to do so, the participant fails to certify, under penalties of perjury, that the participant is not subject to backup withholding.

     Backup withholding amounts will be withheld from dividends before those dividends are reinvested under the Plan. Therefore, dividends to be reinvested under the Plan by participants subject to backup withholding will be reduced by the backup withholding amount. The withheld amounts constitute a credit on the participant's income tax return.

     We intend to take the position that administrative expenses of the Plan paid by us are not constructive distributions to participants.

OUR TAXATION

     We elected to be taxed as a real estate investment trust (or REIT) commencing with our first fiscal year. We intend to remain qualified as a REIT, but there is no guarantee that we will qualify or remain qualified as a REIT for subsequent years. In any year in which we qualify as a REIT, in general, we will not be subject to federal income tax on that portion of our REIT taxable income or capital gain that is distributed to stockholders. We may, however, be subject to tax at normal corporate rates on any taxable income or capital gain not distributed.

     If we fail to qualify as a REIT in any taxable year, we will be subject to federal income tax, including any applicable alternative minimum tax, on our taxable income at regular corporate rates. Distributions to stockholders in any year in which we fail to qualify as a REIT will not be deductible nor will any particular amount of distributions be required to be made in any year.

     The preceding paragraphs provide a summary of the complex federal income tax rules governing our taxation as a REIT. A more detailed discussion of the federal taxation of us and our stockholders is provided in our Annual Report on Form 10-K for the year ended December 31, 2002.

                              PLAN OF DISTRIBUTION

     Subject to the discussion below, we will distribute newly issued shares of our common stock sold under the Plan. FutureShare Financial, a registered broker/dealer, will assist in the identification of investors and other related services, but will not be acting as an underwriter with respect to shares of our common stock sold under the Plan. You will pay no service fees or brokerage trading fees whether shares are newly issued or purchased in the open market. However, if you request that shares be sold, you will receive the proceeds less a handling charge of $15.00 and any brokerage trading fees. The common stock is currently listed on the New York Stock Exchange.

     In connection with the administration of the Plan, we may be requested to approve investments made pursuant to requests for waiver by or on behalf of existing stockholders and new investors who may be engaged in the securities business.

     Persons who acquire shares of our common stock through the Plan and resell them shortly after acquiring them, including coverage of short positions, under certain circumstances, may be participating in a distribution of securities that would require compliance with Regulation M under the Securities Exchange Act of 1934, and may be considered to be underwriters within the meaning of the Securities Act of 1933. We will not extend to any such person any rights or privileges other than those to which he, she or it would be entitled as a participant, nor will we enter into any agreement with any such person regarding the resale or distribution by any such person of the shares of our common stock so purchased. We may, however, accept optional cash payments and initial investments made pursuant to requests for waiver by such persons.

     From time to time, financial intermediaries, including brokers and dealers, and other persons may engage in positioning transactions in order to benefit from any waiver discounts applicable to optional cash payments and initial investments made pursuant to requests for waiver under the Plan. Those transactions may cause fluctuations in the trading volume of our common stock. Financial intermediaries and such other persons who engage in positioning transactions may be deemed to be underwriters. We have no arrangements or understandings, formal or informal, with any person relating to the sale of shares of our common stock to be received under the Plan. We reserve the right to modify, suspend or terminate participation in the Plan by otherwise eligible persons to eliminate practices that are inconsistent with the purposes of the Plan.

                                 LEGAL OPINIONS

     The validity of the shares of common stock being offered by this prospectus, as well as certain legal matters relating to us, will be passed upon for us by Shumaker, Loop & Kendrick, LLP, Toledo, Ohio. Certain tax matters will be passed upon for us by Arnold & Porter, Washington, D.C.

                                    EXPERTS

     Ernst & Young LLP, independent auditors, have audited our consolidated financial statements and schedules included in our Annual Report on Form 10-K for the year ended December 31, 2002, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Our financial statements and schedules are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14.  OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

     Expenses payable in connection with the issuance and distribution of the securities to be registered, other than underwriting discounts and commissions, are estimated as follows:

Securities and Exchange Commission filing fees..............  $   16,884
Printing and engraving expenses and postage.................      10,000
Legal fees and expenses.....................................      17,500
Accounting fees and expenses................................       5,000
New York Stock Exchange listing fee.........................      21,000
Miscellaneous...............................................       1,616
                                                              ----------
  Total.....................................................  $   72,000
                                                              ==========

ITEM 15.  INDEMNIFICATION OF OFFICERS AND DIRECTORS.

     Section 7 of our Second Restated Certificate of Incorporation, as amended, provides that our directors will not be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability (i) for any breach of the director's duty of loyalty to us or our stockholders, (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law, (iii) under
Section 174 of the General Corporation Law of Delaware (the "GCL"), or (iv) for any transaction from which the director derived any improper personal benefit.
Section 7 also provides that if the GCL is amended to further eliminate or limit the personal liability of directors, then the liability of our directors will be eliminated or limited to the extent permitted by the GCL, as so amended. The Second Restated Certificate of Incorporation also states that any repeal or modification of the foregoing paragraph by our stockholders will not adversely affect any right or protection of our directors existing at the time of such repeal or modification.

     Our By-Laws provide that we will indemnify, to the extent permitted by the GCL, any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she is or was one of our directors or officers, or is or was serving at our request as a director, officer, employee, trustee, partner or agent of another corporation, partnership, joint venture, trust or other enterprise against expenses (including attorneys' fees), judgments, fines, and amounts paid in settlement, actually and reasonably incurred by him or her in connection with such action, suit or proceeding.

     We have entered into indemnification agreements to assure our directors and officers that they will be indemnified to the extent permitted by the Second Restated Certificate of Incorporation, By-Laws and Delaware law. The indemnification agreements cover any and all expenses, judgments, fines, penalties, and amounts paid in settlement, provide for the prompt advancement of all expenses incurred in connection with any proceeding and obligate the director or officer to reimburse us for all amounts so advanced if it is subsequently determined, as provided in the indemnification agreements, that the director or officer is not entitled to indemnification.

     Delaware law requires indemnification in cases where a director or officer has been successful in defending any claim or proceeding and permits indemnification, even if a director or officer has not been successful, in cases where the director or officer acted in good faith and in a manner that he or she reasonably believed was in, or not opposed to, the best interests of the corporation. To be indemnified with respect to criminal proceedings, the director or officer must also have had no reasonable cause to believe that his or her conduct was unlawful. In the case of a claim by a third party (i.e., a party other than the corporation), Delaware law permits indemnification for judgments, fines, and amounts paid in settlement, as well as expenses. In the case of a claim by, or in the right of, the corporation (including stockholder derivative suits), indemnification under the GCL is limited to expenses, but does not cover judgments or amounts paid in settlement, and no indemnification of expenses is permitted if the director or officer is adjudged liable to the corporation, unless a court determines that, despite such adjudication but in view of all of the circumstances, such indemnification is nonetheless proper. Delaware law also permits the advancement of expenses to directors and officers upon receipt of an undertaking to repay all amounts so advanced if it is ultimately determined that the director or officer has not met the applicable standard of conduct and is, therefore, not entitled to be indemnified.

     We maintain indemnification insurance that provides for reimbursement of indemnification payments properly and lawfully made to our directors and officers and coverage for directors and officers in situations where we cannot or do not indemnify them.

ITEM 16.  EXHIBITS.

    3.1        Second Restated Certificate of Incorporation of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.2        Certificate of Designation, Preferences and Rights of Junior
               Participating Preferred Stock, Series A, of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.3        Certificate of Designations, Preferences and Rights of
               Series C Cumulative Convertible Preferred Stock of the
               Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.4        Certificate of Amendment of Second Restated Certificate of
               Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.5        Certificate of Amendment of Second Restated Certificate of
               Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 8-K filed June 13, 2003, and incorporated herein by reference thereto).

    3.6        Certificate of Designation of 7 7/8% Series D Cumulative
               Redeemable Preferred Stock of the Company (filed with the
               Commission as Exhibit 2.5 to the Company's Form 8-A/A filed
               July 8, 2003, and incorporated herein by reference thereto).

    3.7        Certificate of Designation of 6% Series E Cumulative
               Convertible and Redeemable Preferred Stock of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 8-K filed October 1, 2003, and incorporated herein by reference thereto).

    3.8        Amended and Restated By-Laws of the Company (filed with the
               Commission as Exhibit 3.1 to the Company's Form 8-K filed
               October 24, 1997, and incorporated herein by reference thereto).

    4.1 The Company, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument that defines the rights of holders of long-term debt of Company and authorizes a total amount of securities not in excess of 10% of the total assets of the Company.

    4.2        Series A Junior Participating Preferred Share Purchase
               Rights Agreement, dated as of July 19, 1994 (filed with the
               Commission as Exhibit 2 to the Company's Form 8-A filed
               August 3, 1994 (File No. 1-8923), and incorporated herein by reference thereto).

    4.3 Indenture dated as of April 17, 1997 between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

    4.4        First Supplemental Indenture, dated as of April 17, 1997, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

    4.5 Second Supplemental Indenture, dated as of March 13, 1998, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed March 11, 1998, and incorporated herein by reference thereto).

    4.6        Third Supplemental Indenture, dated as of March 18, 1999, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed March 17, 1999, and incorporated herein by reference thereto).

    4.7 Fourth Supplemental Indenture, dated as of August 10, 2001, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed August 9, 2001, and incorporated herein by reference thereto).

    4.8        Supplemental Indenture No. 5, dated September 10, 2003, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.1 to the Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.9        Amendment No. 1, dated September 16, 2003, to Supplemental
               Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between the Company and Fifth
               Third Bank (filed with the Commission as Exhibit 4.3 to the
               Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.10       Indenture for Senior Debt Securities, dated as of September
               6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

    4.11 Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.2 to the Company's
               Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

    4.12       Amendment No. 1, dated March 12, 2003, to Supplemental
               Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed
               March 14, 2003, and incorporated herein by reference thereto).

    4.13       Supplemental Indenture No. 2, dated as of September 10,
               2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.2 to the Company's
               Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.14       Amendment No. 1, dated September 16, 2003, to Supplemental
               Indenture No. 2, dated as of September 10, 2003, to
               Indenture for Senior Debt Securities, dated as of September
               6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.4 to the Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.15 Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.1 to the Company's
               Form 8-K filed October 30, 2003, and incorporated herein by reference thereto).

    4.16       Form of Indenture for Senior Subordinated Debt Securities
               (filed with the Commission as Exhibit 4.9 to the Company's
               Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

    4.17       Form of Indenture for Junior Subordinated Debt Securities
               (filed with the Commission as Exhibit 4.10 to the Company's
               Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

    5          Opinion of Shumaker, Loop & Kendrick, LLP (filed with the
               Commission as Exhibit 5 to the Company's Form S-3 (File No.
               333-110902) filed December 3, 2003, and incorporated herein by reference thereto).

    8          Tax Opinion of Arnold & Porter.

   23.1        Consent of Ernst & Young LLP, independent auditors.

   23.2 Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this registration statement is included in their opinion filed with the Commission as
               Exhibit 5 to the Company's Form S-3 (File No. 333-110902) filed December 3, 2003, and incorporated herein by reference thereto.

   24 Powers of Attorney (filed with the Commission as Exhibit 24 to the Company's Form S-3 (File No. 333-110902) filed
               December 3, 2003, and incorporated herein by reference thereto).

   99.1        Form of Enrollment Form for Health Care REIT, Inc. Dividend
               Reinvestment & Stock Purchase Plan (filed with the
               Commission as Exhibit 99.1 to the Company's Form S-3 (File
               No. 333-104831) filed April 29, 2003, and incorporated herein by reference thereto).


ITEM 17.  UNDERTAKINGS.

     (A) The undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:

             (i) To include any prospectus required by section 10(a)(3) of the Securities Act of 1933;

             (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

             (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

     provided, however, that paragraphs (A)(1)(i) and (A)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to section 13 or section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (C) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this registration statement to be signed on its behalf by the undersigned thereunto duly authorized in the City of Toledo, State of Ohio, on December 11, 2003.


                                          HEALTH CARE REIT, INC.

                                          By:      /s/ GEORGE L. CHAPMAN
                                            ------------------------------------
                                                     George L. Chapman
                                              Chairman of the Board and Chief
                                                      Executive Officer
                                               (Principal Executive Officer)

     Pursuant to the requirements of the Securities Act of 1933, this registration statement has been signed below by the following persons in the capacities and on the dates indicated.


              SIGNATURE                               TITLE                       DATE
              ---------                               -----                       ----

     /s/ WILLIAM C. BALLARD, JR.*                    Director                 December 11,
--------------------------------------                                            2003
       William C. Ballard, Jr.

          /s/ PIER C. BORRA*                         Director                 December 11,
--------------------------------------                                            2003
            Pier C. Borra

       /s/ JEFFREY H. DONAHUE*                       Director                 December 11,
--------------------------------------                                            2003
          Jeffrey H. Donahue

          /s/ PETER J. GRUA*                         Director                 December 11,
--------------------------------------                                            2003
            Peter J. Grua

         /s/ SHARON M. OSTER*                        Director                 December 11,
--------------------------------------                                            2003
           Sharon M. Oster

        /s/ BRUCE G. THOMPSON*                       Director                 December 11,
--------------------------------------                                            2003
          Bruce G. Thompson

        /s/ R. SCOTT TRUMBULL*                       Director                 December 11,
--------------------------------------                                            2003
          R. Scott Trumbull

      /s/ RICHARD A. UNVERFERTH*                     Director                 December 11,
--------------------------------------                                            2003
        Richard A. Unverferth

        /s/ GEORGE L. CHAPMAN               Chairman, Chief Executive         December 11,
--------------------------------------   Officer, and Director (Principal         2003
          George L. Chapman                     Executive Officer)

        /s/ RAYMOND W. BRAUN*             President and Chief Financial       December 11,
--------------------------------------     Officer (Principal Financial           2003
           Raymond W. Braun                          Officer)

       /s/ MICHAEL A. CRABTREE*          Treasurer (Principal Accounting      December 11,
--------------------------------------               Officer)                     2003
         Michael A. Crabtree


 *By:       /s/ GEORGE L. CHAPMAN
        ------------------------------
            George L. Chapman, as
               Attorney-in-Fact
           Dated: December 11, 2003

                                 EXHIBIT INDEX

    3.1        Second Restated Certificate of Incorporation of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.2        Certificate of Designation, Preferences and Rights of Junior
               Participating Preferred Stock, Series A, of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.3        Certificate of Designations, Preferences and Rights of
               Series C Cumulative Convertible Preferred Stock of the
               Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.4        Certificate of Amendment of Second Restated Certificate of
               Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 10-K filed March 20, 2000, and incorporated herein by reference thereto).

    3.5        Certificate of Amendment of Second Restated Certificate of
               Incorporation of the Company (filed with the Commission as Exhibit 3.1 to the Company's Form 8-K filed June 13, 2003, and incorporated herein by reference thereto).

    3.6        Certificate of Designation of 7 7/8% Series D Cumulative
               Redeemable Preferred Stock of the Company (filed with the
               Commission as Exhibit 2.5 to the Company's Form 8-A/A filed
               July 8, 2003, and incorporated herein by reference thereto).

    3.7        Certificate of Designation of 6% Series E Cumulative
               Convertible and Redeemable Preferred Stock of the Company
               (filed with the Commission as Exhibit 3.1 to the Company's
               Form 8-K filed October 1, 2003, and incorporated herein by reference thereto).

    3.8        Amended and Restated By-Laws of the Company (filed with the
               Commission as Exhibit 3.1 to the Company's Form 8-K filed
               October 24, 1997, and incorporated herein by reference thereto).

    4.1 The Company, by signing this Report, agrees to furnish the Securities and Exchange Commission upon its request a copy of any instrument that defines the rights of holders of long-term debt of Company and authorizes a total amount of securities not in excess of 10% of the total assets of the Company.

    4.2        Series A Junior Participating Preferred Share Purchase
               Rights Agreement, dated as of July 19, 1994 (filed with the
               Commission as Exhibit 2 to the Company's Form 8-A filed
               August 3, 1994 (File No. 1-8923), and incorporated herein by reference thereto).

    4.3 Indenture dated as of April 17, 1997 between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

    4.4        First Supplemental Indenture, dated as of April 17, 1997, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed April 21, 1997, and incorporated herein by reference thereto).

    4.5 Second Supplemental Indenture, dated as of March 13, 1998, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed March 11, 1998, and incorporated herein by reference thereto).

    4.6        Third Supplemental Indenture, dated as of March 18, 1999, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed March 17, 1999, and incorporated herein by reference thereto).

    4.7 Fourth Supplemental Indenture, dated as of August 10, 2001, to Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.2 to the Company's Form 8-K filed August 9, 2001, and incorporated herein by reference thereto).

    4.8        Supplemental Indenture No. 5, dated September 10, 2003, to
               Indenture dated as of April 17, 1997, between the Company and Fifth Third Bank (filed with the Commission as Exhibit
               4.1 to the Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.9        Amendment No. 1, dated September 16, 2003, to Supplemental
               Indenture No. 5, dated September 10, 2003, to Indenture dated as of April 17, 1997, between the Company and Fifth
               Third Bank (filed with the Commission as Exhibit 4.3 to the
               Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.10       Indenture for Senior Debt Securities, dated as of September
               6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

    4.11 Supplemental Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.2 to the Company's
               Form 8-K filed September 9, 2002, and incorporated herein by reference thereto).

    4.12       Amendment No. 1, dated March 12, 2003, to Supplemental
               Indenture No. 1, dated as of September 6, 2002, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.1 to the Company's Form 8-K filed
               March 14, 2003, and incorporated herein by reference thereto).

    4.13       Supplemental Indenture No. 2, dated as of September 10,
               2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.2 to the Company's
               Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.14       Amendment No. 1, dated September 16, 2003, to Supplemental
               Indenture No. 2, dated as of September 10, 2003, to
               Indenture for Senior Debt Securities, dated as of September
               6, 2002, between the Company and Fifth Third Bank (filed with the Commission as Exhibit 4.4 to the Company's Form 8-K filed September 24, 2003, and incorporated herein by reference thereto).

    4.15 Supplemental Indenture No. 3, dated as of October 29, 2003, to Indenture for Senior Debt Securities, dated as of September 6, 2002, between the Company and Fifth Third Bank
               (filed with the Commission as Exhibit 4.1 to the Company's
               Form 8-K filed October 30, 2003, and incorporated herein by reference thereto).

    4.16       Form of Indenture for Senior Subordinated Debt Securities
               (filed with the Commission as Exhibit 4.9 to the Company's
               Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

    4.17       Form of Indenture for Junior Subordinated Debt Securities
               (filed with the Commission as Exhibit 4.10 to the Company's
               Form S-3 (File No. 333-73936) filed November 21, 2001, and incorporated herein by reference thereto).

    5          Opinion of Shumaker, Loop & Kendrick, LLP (filed with the
               Commission as Exhibit 5 to the Company's Form S-3 (File No.
               333-110902) filed December 3, 2003, and incorporated herein by reference thereto).

    8          Tax Opinion of Arnold & Porter.

   23.1        Consent of Ernst & Young LLP, independent auditors.

   23.2 Consent of Shumaker, Loop & Kendrick, LLP to the use of their opinion as an exhibit to this registration statement is included in their opinion filed with the Commission as
               Exhibit 5 to the Company's Form S-3 (File No. 333-110902) filed December 3, 2003, and incorporated herein by reference thereto.

   24 Powers of Attorney (filed with the Commission as Exhibit 24 to the Company's Form S-3 (File No. 333-110902) filed
               December 3, 2003, and incorporated herein by reference thereto).

   99.1        Form of Enrollment Form for Health Care REIT, Inc. Dividend
               Reinvestment & Stock Purchase Plan (filed with the
               Commission as Exhibit 99.1 to the Company's Form S-3 (File
               No. 333-104831) filed April 29, 2003, and incorporated herein by reference thereto).